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                                                                      Exhibit 15


December 15, 1999


Port Arthur Finance Corp.
1801 S. Gulfway Drive
Port Arthur, Texas 77640

Dear Sirs/Madams:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Port Arthur Coker Company L.P. and subsidiary as of September 30, 1999, as indicated in our report dated December 10, 1999, because we did not perform an audit, we expressed no opinion on that information.

We have also a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Clark Refining & Marketing, Inc. and subsidiaries for the nine month periods ended September 30, 1999 and 1998, as indicated in our report dated November 9, 1999; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our reports referred to above, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




Yours truly,

Deloitte & Touche LLP